Exhibit 10.1

Mr. Yves van Sante
Independent Director

By Email Only

August 6, 2018

Dear Yves,

Re: Increased Independent Director Duties & Fee Proposal 2018

I am writing further to our recent discussions in relation to your undertaking additional Independent Director duties. As you know, we are rapidly growing, and in the process of establishing and acquiring major new business units, which include the incorporation of our Pareteum Asia business, the recruitment of a dedicated Asia-Pacific Chief Executive Officer, as well as greatly expanding the scope of our operations in Europe, not least through the recently announced acquisition of Artilium plc, and the engagement of a local European Chief Executive Officer.

As part of this expansion, I think it will be increasingly important to have independent, non-executive, Board member oversight of these operations to ensure business is conducted to our expected high standards.

Accordingly, I set out below your existing compensation arrangements, and wish to make additional proposals for your remuneration arrangements, which take into account recognition for your past performance, including your instrumental role in facilitating the Artilium acquisition, as well as recognising that as we grow and expand geographically, greater demands will be made of you in your capacity as independent director.

Current Duties and Annual Remuneration

Basic annual Independent Director fee:	$80,000

Chairman of N&CG Committee fee:	$5,000

Multiple Committee fee:	$20,000

$105,000

These fees which are typically paid quarterly in arrears in a combination of cash and shares, at your elected ratio, will remain in place unaffected. In addition, I propose the following additional remuneration components:

Additional Duties and Annual Remuneration

Pareteum Asia – Non-Exec. Directorship fee:	$25,000 (effective 15th August 2018)

Pareteum Europe – Non-Exec. Directorship fee	$25,000 (effective 1st August 2018)

Artilium plc – Non-Exec. Directorship fee	$25,000 (effective 1st October 2018)

$75,000

These additional annual fees will also be paid quarterly in arrears in cash or shares or a combination, at your election, as normal, which we understand for 2018 is 50% cash and 50% shares.

Pareteum Corporation | 1185 Avenue of the Americas 37th FL New York, NY 10036 | +1 (646) 810-2182 NYSE American: TEUM | www.Pareteum.com

Lastly, it is my intention to recognise your outstanding Independent Director performance for your contribution to the business in 2017 generally, and in connection with the Artilium acquisition in particular.

I therefore also propose a one-off 2017 and 2018 combined extraordinary Board service bonus award of $120,000, which will be paid as requested in common shares next quarter.

Please note that this proposal replaces and supersedes entirely any and all prior arrangements, agreements and understandings in connection with your services to Pareteum, whether for Board fees or other matters, and you agree below to waive any such rights.

I hope the above is well received, and that you will indicate your agreement by signing below where indicated.

Thank you, again, Yves, for your valuable contribution to our Board.

Yours sincerely,

/s/ Robert ‘Hal’ Turner

Robert ‘Hal’ Turner

Executive Chairman & Principal Executive Officer

Pareteum Corporation

Acknowledged and agreed:

/s/ Yves van Sante

Yves van Sante

Independent Director

Pareteum Corporation

March 1, 2018	Albatross plc	2